Exhibit 99.1

Atlantic Coast Federal Corporation Reports First Quarter 2010 Results

WAYCROSS, Ga.--(BUSINESS WIRE)--May 3, 2010--Atlantic Coast Federal Corporation (NASDAQ:ACFC), the holding company for Atlantic Coast Bank, today reported financial results for the first quarter of 2010. Highlights of the Company's report included:

  A continued trend of declining non-performing loans on a sequential-quarter basis;
  A lower provision for loan losses in the first quarter of 2010 versus the same quarter last year;
  A steadily improving net interest margin; and
  A 42% decrease in net loss before income taxes to $2.8 million in the first quarter of 2010 from $4.7 million in the first quarter of 2009.

On an after-tax basis, the Company recorded a net loss of $2.8 million or $0.21 per diluted share for the first quarter of 2010 compared with a net loss of $3.1 million or $0.23 per diluted share for the year-earlier quarter, which included an income tax benefit of $1.7 million. The Company no longer records the income tax benefit of its net losses following the establishment of a deferred valuation allowance in the second half of 2009.

"We are pleased to see ongoing indications of improvement, though still modest, in asset quality," said Robert J. Larison, Jr., President and Chief Executive, "as the level of non-performing loans continues to decline and our loan portfolio demonstrates increasing stability. Importantly, this represents the third consecutive quarter of progress in this key area. We are further encouraged by ongoing signs of operational strength, indicated by positive trends with respect to net interest margin, higher year-over-year loan originations, and deposit growth since the end of 2009. While we know the Company's overall performance continues to be influenced by broader economic fundamentals and an eventual recovery in the real estate market – areas that to date show mixed results at best – we remain cautiously optimistic about the positive trends seen over the past few quarters. As these trends continue, and as our past efforts to reduce expenses gain traction and become more evident in our operating results, we believe the Company is positioned to improve future performance and to take advantage of growth opportunities in our markets when the economy begins to rebound."

The Company's liquidity levels remained at or above both regulatory and internal policy guidelines at the end of the first quarter. Moreover, the Bank's Tier 1 leverage ratio, Tier 1 risk-based capital ratio and Total risk-based capital ratio were 5.83%, 10.04%, and 11.29% respectively, at March 31, 2010, and continued to exceed the required minimums of 5%, 6%, and 10%, respectively, necessary to be deemed a well-capitalized institution. In addition, stockholders' equity represented 6.17% of total assets, and tangible stockholders' equity represented 6.16% of total assets at that date.

The tabular presentations below are provided to highlight key aspects of the Company's performance:

Asset Quality	1Q 2010	4Q 2009	1Q 2009
	($ in millions)
Non-performing loans	$34.4	$35.2	$35.2
Non-performing loans to total loans	5.61%	5.64%	4.84%
Non-performing assets	$39.4	$40.2	$37.8
Non-performing assets to total assets	4.31%	4.44%	3.80%
Net charge-offs	$4.2	$2.4	$2.0
Net charge-offs to average outstanding loans	2.69%	1.43%	1.07%

  The increase in net charge-offs in the first quarter of 2010 was primarily due to $1.3 million of partial charge-downs on one-to-four family mortgage loans that became non-performing in the first quarter. Beginning in the second quarter of 2009, the Company adopted the policy of writing down mortgages when they are classified as non-performing rather than establishing general reserves.
  The Company also recorded $1.2 million in commercial loan charge-offs in the first quarter of 2010; there were no commercial charge-offs during the first quarter of 2009.
Provision for Loan Losses	1Q 2010	4Q 2009	1Q 2009
	($ in millions)
Provision for loan losses	$3.7	$6.2	$5.8
Allowance for loan losses	$13.3	$13.8	$14.4
Allowance for loan losses to total loans	2.17%	2.22%	1.99%

  The decline in the provision for loan losses over the past year reflected primarily higher specific reserves on four large commercial loans in 2009 and to a lesser extent the decline in portfolio loans year over year.
Net Interest Income	1Q 2010	4Q 2009	1Q 2009
	($ in millions)
Net interest income	$5.6	$5.4	$5.6
Net interest margin	2.64%	2.44%	2.35%

  The improvement in net interest margin was due largely to a decrease in the cost of deposits to 2.09% for the three months ended March 31, 2010, from 3.07% for the year-earlier period.
Non-Interest Income (Loss) / Non-Interest Expense	1Q 2010	4Q 2009	1Q 2009
	($ in millions)
Non-interest income (loss)	$1.1	($0.4)	$1.5
Non-interest expense	$5.7	$2.4	$6.0

  The decline in non-interest income compared with the first quarter of 2009 reflected primarily a loss of $0.3 million on the sale of $0.9 million of portfolio loans during the first quarter of 2010.
  The non-interest loss in the fourth quarter of 2009 reflected primarily other-than-temporary impairment (OTTI) charges on available-for-sale securities of $2.9 million; the Company recorded an OTTI charge of $75,000 in the first quarter of 2010.
  The decline in non-interest expense in the first quarter of 2010 versus the year-earlier quarter reflected primarily lower expenses associated with foreclosed assets, offset in part by higher collection and other expenses. Non-interest expense in the fourth quarter of 2009 included a credit in compensation and benefit expenses of $3.1 million for the reversal of prior costs under the Company's Supplemental Executive Retirement Plans in the fourth quarter, concurrent with the termination of certain accrued liabilities for vested benefits.

Income Tax Expense (Benefit)	1Q 2010	4Q 2009	1Q 2009
	($ in millions)
Income tax expense (benefit)	--	$5.8	($1.7)

  In 2009, the Company established a valuation reserve for the full amount of its federal and state deferred tax assets. Accordingly, the Company no longer records the income tax benefit of net losses, as it did in the first quarter of 2009, until such time it returns to profitability or determines that realization of the deferred tax asset is more likely than not.

About the Company

Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings association organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. Today, Atlantic Coast Bank is a community-oriented financial institution serving southeastern Georgia and northeastern Florida through 12 locations, including a focus on the Jacksonville metropolitan area. Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.AtlanticCoastBank.net, under Investor Information.

Forward-looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

ATLANTIC COAST FEDERAL CORPORATION
Unaudited Financial Highlights
(In thousands, except per share amounts)

		First Quarter Ended March 31,
		2010	2009
Interest income		$11,202	$12,826
Interest expense		5,567	7,252
Net interest income		5,635	5,574
Provision for loan losses		3,722	5,812
Net interest income (loss) after provision for loan losses		1,913	(238)
Non-interest income		1,077	1,540
Non-interest expense		5,749	6,020
Loss before income taxes		(2,759)	(4,718)
Income tax benefit		-	(1,657)
Net loss		$(2,759)	$(3,061)
Net loss per share:
Basic		$(0.21)	$(0.23)
Diluted		$(0.21)	$(0.23)
Weighted average shares outstanding:
Basic		13,147	13,092
Diluted		13,147	13,092

	March 31, 2010	Dec. 31, 2009	March 31, 2009
Total assets	$914,021	$905,561	$995,051
Cash and cash equivalents	37,961	37,144	35,390
Securities available for sale	204,217	177,938	169,764
Loans receivable, net	599,858	614,371	711,687
Total deposits	584,692	555,444	633,907
Federal Home Loan Bank Advances	172,718	182,694	177,623
Securities sold under agreements to purchase	92,800	92,800	92,800
Stockholders' equity	56,371	56,541	80,856

Selected Consolidated Financial Ratios and Other Data (unaudited) for the first quarter ended March 31, 2010 and 2009, may be found at the following link: http://www.irinfo.com/acfc/ACFC1Q10dgr.pdf. Investors should refer to the Company's Form 10-Q for the quarter ended March 31, 2010, for additional information and disclosures; the Form 10-Q will be available at the Investor Information section of the Company's website immediately upon filing with the Securities and Exchange Commission.

CONTACT:
Corporate Communications, Inc.
Patrick J. Watson, 615-254-3376